EXHIBIT 99.1




                           CITIZENS UTILITIES REPORTS
                        1998 YEAR-END AND FOURTH-QUARTER
                                FINANCIAL RESULTS

                          Revenues Increased 9% in 1998
                  1998 EPS of 33 Cents, Excluding Special Items
             Citizens Communications 1998 Operating Income Grew 18%

STAMFORD,  Conn.,  March 10, 1999 -- Citizens  Utilities  (NYSE:  CZN,  CZNPr)
---------------------------------
today  reported  results for the year and quarter  ended December 31, 1998.

         Full year 1998 consolidated revenues were $1.54 billion, up 9% from last year's level, driven by the continued strong growth of the company's facilities-based integrated communications provider subsidiary, Electric Lightwave Inc. (NASDAQ: ELIX) and increased natural gas revenues. Revenues for the fourth quarter were $393.9 million, a 6% increase over the 1997 level despite warmer than normal weather affecting Citizens Public Services' operations.

         Reported net income for the year was $57.1 million, or $.22 per share, compared to $10.1 million, or $.04 per share, in 1997. These reported figures were impacted by several special items in both years. Excluding special items, net income decreased to $85.7 million or $.33 per share, in 1998 from $94.1 million, or $.36 per share, in 1997 primarily due to increased losses of Electric Lightwave, which were expected. Absent Electric Lightwave's losses, net income increased to $120.4 million, or $.47 per share, from $117.9 million, or $.45 per share, for 1997.

         Reported net income for the fourth quarter 1998 was $1.4 million, or $.01 per share. Excluding special items, net income was $23.7 million, or $.09 per share, and absent Electric Lightwave's losses, net income was $31.9 million, or $.12 per share for the quarter.

         Reported results for 1998 include the following special items: $6.6 million of after-tax Year 2000 and separation costs; a $2.3 million after-tax charge related to a change in accounting principle at Electric Lightwave; and a $19.7 million after-tax write-down of the company's investment in Hungarian Telephone and Cable Corp. (AMEX: HTC). Reported results for 1997 included the following special items: an after-tax gain of $51.2 million from the sale of subsidiary stock and a $135.2 million after-tax charge primarily related to the restructuring of the company's communications business.

         Commenting on the 1998 results, Citizens' chief financial officer Robert J. DeSantis said, "We met our objective of near double-digit operating income growth for Citizens Communications and Citizens Public Services combined. Excluding special items, the combined operating income of these sectors increased to $264 million, up 8% in 1998.

         "Citizens Communications performed to plan with 18% operating income growth despite the unfavorable impact of Price Cap, Access Charge and Universal Service Fund reforms. Excluding special items, Citizens Communications operating income was $164.8 million.

         "Results for Citizens Public Services also were within expectations," DeSantis continued. "Sector revenues, led by strong growth in our gas distribution businesses, surged 13% to $610 million in 1998. Excluding special items, the operating income of our Public Services sector totaled $99.6 million."

         Regarding Electric Lightwave's impact on Citizens' results, Mr. DeSantis said, "Electric Lightwave's growth continues to accelerate and Citizens remains steadfast in its support of that growth. Revenues in 1998 were $97.8 million, or 69% above 1997 levels. Electric Lightwave's owned and leased gross property, plant and equipment at year-end 1998 totaled $637 million, up 53% from one year ago." Electric Lightwave reported its 1998 fourth quarter and year-end results on March 4.

         DeSantis said that 1999 reported results would also be affected by special items. "This year we can expect to incur Year 2000 expenses of approximately $28 million as our program to address this issue proceeds on schedule. In addition, the company will incur expenses related to its previously announced separation plan. In January 1999, we recorded a pre-tax gain of about $70 million on the sale of Citizens' 16% stake in Centennial Cellular
Corp. (NASDAQ:CYCL). This represented a 15% annualized return on Citizens initial investment. In addition, the recently-announced merger between Century Communications Corp. (NASDAQ:CTYA) and Adelphia Communications should result in substantial gains in the third quarter relating to Citizens' holdings in Century and in a cable television joint venture with Century," DeSantis continued.

         Commenting on the Company's previously announced separation plan, DeSantis said, "the separation is proceeding on schedule toward completion during the second half of 1999. Progress made to date includes:

               an order from the Federal Energy Regulatory Commission (which became final in September) that granted an approval necessary to proceed with the separation plan;

               approval  to  proceed  with  the   separation   plan  from  state
               regulatory  agencies   representing   approximately  24%  of  the
               Company's local access lines; and

               a request to the Internal Revenue Service for a private letter ruling that the separation is not subject to Federal income tax."

         Citizens Utilities provides telecommunications services and public services including gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.8 million customers in 22 states. Citizens owns 83% of Electric Lightwave, Inc., a leading full-service, facilities-based integrated communications services provider. Citizens announced on May 18, 1998 that it intends to separate its telecommunications businesses and public services businesses into two stand-alone, publicly traded companies.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. All forward-looking statements may differ from actual results because of, but not limited to, the Company's ability to obtain the necessary regulatory and tax approvals and complete the separation process, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the Company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, changes in legislation, the Company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the Company's target markets, Y2K issues and the effects of the separation. These important factors should be considered in evaluating any statement contained herein and/or made by the Company or on its behalf. The foregoing information should be read in conjunction with the Company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The Company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

(table follows)
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                   Citizens Utilities Company and Subsidiaries
                           Consolidated Financial Data
                                   (unaudited)

                                                           For the quarter ended             For the year ended
                                                               December 31,                     December 31,
                                                           ----------------------          -----------------------
(Dollars in thousands)                                                              %                                %
Income Statement Data                                         1998       1997     Change      1998        1997     Change
                                                           ----------------------------------------------------------------

Revenues                                                    $ 393,883  $ 370,868      6%   $ 1,542,372 $1,414,386       9%
Cost of services                                               91,101     84,840      7%       359,762    333,561       8%
Sales and marketing expenses                                   13,529      7,301     85%        47,325     46,073       3%
Depreciation and amortization                                  64,365     61,465      5%       257,844    235,812       9%
Other operating expenses                                      180,495    159,103     13%       688,624    592,008      16%
Operating income                                               44,393     58,159    -24%       188,817    206,932      -9%
Special items (1)                                              (4,343)         -               (10,648)  (191,090)
Operating income including special items                       40,050     58,159    -31%       178,169     15,842    1025%
Investment and other income                                    18,580      8,789    111%        53,916     42,931      26%
Interest expense                                               27,666     27,995     -1%       112,239    107,584       4%
Special items (2)                                             (31,905)    78,734               (34,239)    72,504
Income taxes                                                   (3,852)    36,950   -110%        22,337      7,383     203%
Convertible preferred dividends                                 1,553      1,553      -          6,210      6,210       -
Net income as reported                                          1,358     79,184    -98%        57,060     10,100     465%
Net income excluding special items                             23,730     28,007    -15%        85,658     94,087      -9%
Net income excluding special items and ELI                     31,926     36,014    -11%       120,376    117,912       2%


Per-Share Data (3)
Basic and diluted net income per share of common stock
  as reported                                               $    .01   $    .31     -97%   $       .22 $      .04     450%
Basic net income per share of common stock
  excluding special items                                   $    .09   $    .11     -18%   $       .33 $      .36      -8%
Basic net income per share of common stock
  excluding special items and ELI                           $    .12   $    .14     -14%   $       .47 $      .45       4%
Weighted average shares outstanding                          259,679    258,868                258,879    260,226


(1) For 1998, special items include Y2K and separation costs. For 1997, special items include the charges to earnings for certain assets deemed no longer recoverable, the effects of certain regulatory commission orders and the cutback of certain long distance service operations.
(2) For 1998, special items include the write down of the Company's investment in HTCC and the cumulative effect in accounting principle at ELI. For 1997, special items include the nonoperating gain on sale of subsidiary stock offset by charges to earnings for certain regulatory commission orders.
(3) Adjusted for subsequent stock dividends and stock splits and used in the calculation of all per share data.

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